Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Boards of Directors of
Lamar Advertising Company
and Lamar Media Corp.:
     We consent to the use of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
New Orleans, Louisiana
October 18, 2006